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                                                                  EXHIBIT 99.6.7

                              DISTRIBUTOR AGREEMENT

BETWEEN:       MOBI-CLICK AG, a Swiss company represented by Mr. Gerhard Putter
               President of the Board having its principal office at Alte
               Seinheuserstras no. 19, CH - 6330 Cham, Switzerland

               (Hereinafter referred to as the "Manufacturer")

AND            IRISIO, A French company represented by Bernard BOUVEROT, General
               Manager, having its principal office at 5 rue du Chevalier de
               Saint Georges, 75108 PARIS FRANCE

               (Hereinafter referred to as the "Distributor")

               The Distributor and Manufacturer hereinafter collectively
               referred to as the "Parties".

PREAMBLE

Whereas the Manufacturer operates a business involved in the manufacturing alarm and Security system based on mobilephone technology, equipped with different modules under the brand names mobi-click-light, mobi-click-compact, mobi-click-junior and mobi-click-senior and wishes to have them distributed by a distributor;

Whereas the Distributor wishes to distribute the products described hereinafter, for good and valuable consideration;

Whereas the Parties wish to evidence their agreement in writing;

Whereas the Parties are duly authorized and have the capacity to enter into and execute this Agreement;
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NOW THERFORE, THE PARITES AGREE AS FOLLOWS:

1.   PREAMBLE

The preamble hereto shall form an integral part hereof.

2.   OBJECT

     2.1  Distribution

The Manufacturer grants the distributor the right to distribute for resale purposes the products as described below:

(hereinafter referred to as the "Products").

The Products are sold under Manufacturer or customised branding name, as for example under Distributor name.

     Mobi-click-light, mobi-click-compact, mobi-click-junior, mobi-click-senior

The distributor is authorized to use its own label and name for the "PTI" (Alone worker Unit) and the "Black Box" and market it in France and Spain on an exclusive basis.

     2.2 Territory

The intended geographical territory for the distribution of Products is France and Spain, except for PTI and Balise.

(Hereinafter referred to as the "Territory").

3.   CONSIDERATION

     3.1  Price List and Deliveries

The distributor purchases the Products, as per the actual prices as indicated
below. Prices may be revised from time to time by the Manufacturer. Therefore, any price list revision shall be forwarded to the Distributor, at least thirty
(30) days before it becomes effective. Prices ex factory Neuhausen/Switzerland.

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QUANTITY    LIGHT          COMPACT        JUNIOR SENIOR  PTI           BLACK BOX
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100-499     (euro) 45,50   (euro)136,50   (euro)121,50   (euro)124,00  (euro)130,50
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500-999     (euro)42,40    (euro)130,50   (euro)115,75   (euro)118,00  (euro)125,50
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1000-4999   (euro)40,10    (euro)127,60   (euro)110,25   (euro)113,00  (euro)120,50
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5000-9999   (euro)38,20    (euro)124,00   (euro)105,00   (euro)108,00  (euro)117,50
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Deliveries:

Light/Compact/Junior/Senior Tel             PTI/Balise Black Box
1000 units in 2005                          1000 units 2005
3000 units in 2006                          3000 units 2006
4000 units in 2007                          4000 units 2007

     3.2  Terms and Conditions of Payment

          3.2.1  The Distributor shall pay the Manufacturer the price of the purchased Products against advance payment.

     3.3  Applicable Taxes

The purchase price payable by the Distributor is subject to VAT

4.   SPECIAL PROVISION

     4.1  Obligations of the Manufacturer

The Manufacturer undertakes and binds himself towards the Distributor to:

a)   Manufacture the Products in sufficient quantity; Mobi-click products can be personalized for any Customer. (min. quantities to be defined.)

b)   Pack the Products securely and include the IMEI Code.

c)   Provide the distributor with all necessary facilities for taking delivery of the Products at the Manufacturer's warehouse;
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d)   Provide all specifications and instructions with regard to the Products and their use; manuals in French language.

e)   Provide, on a regular basis, the suggested retail price list of the
     Products;

f)   Fulfill his warranty obligations by carrying out, in a reasonable delay and at his choice, the repair or replacement of any defective Products, provided that the said Products have been used in accordance with the manufacturer's instructions;

     4.2  Obligations of the Distributor

The Distributor undertakes and binds himself towards the Manufacturer to:

a)   Supply all necessary human and material resources to ensure efficient and complete distribution of the Products across the Territory;

b)   Verify the quantity and the packaging of Products before accepting the delivery, and immediately report to the Manufacturer any discrepancy in quantity of Products received or any defects in the packaging;

c)   Take delivery of the Products at the Manufacturer's warehouse and deliver them at his expense;

d)   Pay any amount due to the Manufacturer in accordance with the terms and conditions of payment stated herein;

e)   Provide an efficient, professional and prompt after-sale service;

f)   Report on market requirements, competition and returned Products;

g)   Return to the Manufacturer defective Products under warranty, in their original packaging or safely packed;

h)   Pick up and deliver Manufacturer's repaired or replaced Products by virtue of his warranty obligation;

i)   Keep confidential any document, information, list, process, recipe, practice, handling method, contract, agreement, software, data base, and plan owned or provided by the Manufacturer in connection with the Products, except whatever is expressly allowed by the Manufacturer;

j)   Immediately inform the Manufacturer of an actual or expected infringement of any patent, trademark, industrial drawing or copyright belonging to the
     Manufacturer, which the Distributor may be aware of.

k)

     4.3  Reserve of the Right of Ownership

Under this agreement, the Manufacturer is and shall remain the owner of the
Products purchased by the Distributor, the Parties having agreed that the transfer of the right of ownership will not take effect on entering into this
Agreement or when taking possession of the Products, but only when the sums due with respect to the related invoice issued by the Manufacturer will be paid in full by the Distributor.

     4.4  Intellectual Property rights

The Manufacturer declares to be the sole owner by good and valuable title of all patents, trade marks industrial drawings and copyrights with respect to the
Products, and that his rights in same are not disputed, in whole or in part, by any person at the time of signing this Agreement. As to the Distributor, he acknowledges that the patents, trademarks, industrial drawings and copyrights with respect to the Products are the exclusive property of the Manufacturer.

     4.5  Assuming the Defense

Except in case of the Distributor's default, the Manufacturer undertakes to assume the defense of the Distributor in any legal proceeding taken by a third party against the Distributor, based on a safety failure or a latent defect of all or part of the Products or based on actual or apprehended infringement of a patent, trade mark, industrial drawing or copyright in connection with the
Products. Moreover, the Manufacturer holds the
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Distributor harmless and free from any judicial condemnation by final judgment against him.

     4.6  Taking over the Risks

The Distributor shall be liable for all risks of loss or damage to the purchased
Products form the time of their taking possession at the Manufacturer's warehouse.

GENERAL PROVISIONS

Unless otherwise stated in this Agreement, the following provisions shall apply.

     4.7  Force Majeure"

Neither party shall be considered to be in default pursuant to this Agreement if the fulfillment of all or part of its obligations is delayed or prevented due to
"force majeure". "Force majeure" is an external unforeseeable and irresistible event, making it absolutely impossible to fulfill an obligation.

     4.8  Severability

If all or part of any section, paragraph or provision of this Agreement is held invalid or unenforceable, it shall not have any effect whatsoever on any other section, paragraph or provision of this Agreement, nor on the remainder of the said section, paragraph or provision, unless otherwise expressly provided for in this Agreement.

     4.9  Notices

Any notice intended for either Party shall be deemed to be validly given if it is in writing and sent by registered or certified mail, by bailiff or by courier service to such Party's address as set forth in this Agreement, or to any other address which the Party in question may have indicated in writing to the other
Party. A copy of any notice sent by e-mail shall also be sent according to one of the above-mentioned delivery modes.

     4.10 Headings

The headings in this Agreement have been inserted solely for uses of reference and shall not modify, in any manner whatsoever, the meaning or scope of the provision hereof.

     4.11 Schedules

The Schedules to this Agreement shall be deemed to form an integral part hereof if they have been duly initialed by all the Parties.

     4.12 No Waiver

Under no circumstances shall the failure, negligence or tardiness of a Party as regards the exercise of a right or a recourse provided for in this Agreement be considered to be a waiver of such right or recourse.

     4.13 Cumulative Rights

All rights set forth in this Agreement shall be cumulative and not alternative.
The waiver of a right shall not be interpreted as the waiver of any other right.

     4.14 Entire Agreement

This Agreement constitutes the entire understanding between the Parties.
Declarations, representations, promises or conditions other than those set
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forth in this Agreement shall not be construed in any way so as to contradict, modify or affect the provisions of this Agreement.

     4.15 Amendments

This Agreement shall not be amended or modified except by another written document duly signed by all the Parties.

     4.16 No Right to Transfer

Neither of the Parties may, in any manner whatsoever, assign, transfer or convey its rights in this agreement to any third party, without the prior written consent of the other Party.

     4.17 Calculating Time Periods

In calculating any time periods under this Agreement:

a)   The first day of the period shall not be taken into account, but the last one shall;

b)   The non-judicial days, i.e. Saturday, Sundays and public holidays, shall be taken into account; and

c)   Whenever the last day is a non-juridical day, the period shall be extended to the next juridical day.

     4.18 Currency

The currency used for purposes of this Agreement shall be Euro ((euro)).

     4.19 Governing Law

This Agreement shall be construed and enforced in accordance with the laws in force in Switzerland.

     4.20 Election of Domicile

The Parties agree to elect domicile in the judicial district of Cham /
Switzerland for the hearing of any claim arising with respect to the interpretation, application, performance, term, validity or effects of this
Agreement.

     4.21 Counterparts

Each counterpart of this Agreement shall be considered to be an original when duly initialed and signed by all the Parties, it being understood, however, that all of these counterparts shall constitute one and the same Agreement.

     4.22 Successors

This Agreement shall bind the Parties hereto as well as their respective successors, heirs and assigns.

     4.23 Language

The Parties hereto have expressly agreed that this Agreement as well as all other documents relating thereto be drawn up only in English.

5.   EFFECTIVE DATE

This Agreement shall become effective as of December 1, 2004.

6.   TERMS
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The term of this Agreement shall be two (2) years and this agreement shall be tacitly renewable.

7.   TERMINATION

This Agreement shall terminate in any of the following circumstances:

a)   Upon its expiry (if its term is definite) or upon the expiry of any renewal period, if applicable;

b)   Upon the written consent of the Parties;

c)   180 days after receiving a termination notice from either one of the
     Parties;

d)   If either Party becomes bankrupt or insolvent, or ceases to carry on business;

e)   In case of death or incapacity of one of the Parties;

f)   In case of serious offence by one of the Parties.

This Agreement shall terminate within a delay of 90 days following the service of a formal notice to the defaulting party to remedy its default and if there is still no action taken within the above-mentioned delay, in the following events:

a)   If the Distributor fails to pay the Manufacturer any amount owed on the due date;

b)   If one of the Parties fails to fulfill any of his obligation under this
     Agreement.

Upon termination of this Agreement, the Distributor shall immediately return to the Manufacturer all samples, advertising material and documents in relation to the Products. Moreover, the Manufacturer has the right to buy back from the
Distributor all Products still in possession of the Distributor (in its original packing) at the previously invoiced price, subject to deduction of any amount which could be owed by the Distributor to the Manufacturer at the time of repossession.

8.   ACKNOWLEDGEMENT BY THE PARTIES

The Parties hereby acknowledge as follows:

     -Due negotiations took place between them prior to the drafting of this
Agreement;

     -This agreement truly and completely defines the understanding reached between them;

     -Each and every one of the provision of this Agreement is legible;

     -They did not encounter any difficulties in understanding the provision of this agreement;

     -Before signing this agreement, each Party had the opportunity to consul a legal adviser; and

     -Each Party obtained a copy of this Agreement immediately after it was signed by all the Parties.

Completed in Cham in December, 2004, in two (2) original copies.

For IRISIO                                    For MOBI-CLICK AG
Bernard Bouverot                              Gerhard Putter
General Manager                               President
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